Exhibit 15.1

EXECUTION VERSION

Indosat Finance Company B.V.

(as Issuer)

and

PT Indosat Tbk,

(as Guarantor)

and

The Bank of New York

(as Trustee)

$300,000,000 7.75% Guaranteed Notes Due 2010

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 18, 2005

This FIRST SUPPLEMENTAL INDENTURE, dated as of May 18, 2005, by and among Indosat Finance Company B.V., a private company with limited liability organized under the laws of The Netherlands (the “Issuer”), PT Indosat Tbk, a corporation organized under the laws of the Republic of Indonesia (the “Guarantor”) and The Bank of New York, a New York banking corporation (the “Trustee”), as trustee. Capitalized terms used herein without definition have the meanings assigned to such terms in the Indenture (as defined below).

R E C I T A L S

WHEREAS, the Issuer, the Guarantor (previously known as PT Indonesian Satellite Corporation Tbk and the successor entity to each of PT Satelit Palapa Indonesia and PT Indosat MultiMedia Mobile, as original guarantors) and the Trustee are parties to the indenture, dated as of November 5, 2003 (the “Indenture”) regarding US$300,000,000 in aggregate principal amount of 7.75% Guaranteed Notes due 2010 (the “Notes”) of the Issuer and guaranteed by the Guarantor; and

WHEREAS, Section 9.01 of the Indenture permits the Issuer and the Trustee to amend the Indenture without notice to or consent of any holder of the Notes in certain situations; and

WHEREAS, the Issuer and the Guarantor hereby desire to amend the Indenture as herein provided.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE ONE

AMENDMENT TO THE INDENTURE

SECTION 1.01. Definition of “Debt”.

Subparagraph (1) of the last paragraph immediately following subsection (h) of the definition of “Debt” contained in Section 1.01 of the Indenture is hereby amended and restated as follows:

(1) zero if such Hedging Obligation has been Incurred pursuant to clauses (e) or (f) of the second paragraph of Section 4.10, or

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01. Effect.

This First Supplemental Indenture shall become binding upon execution and delivery by the Issuer, the Guarantor and the Trustee and shall become effective as of the date first written above. The provisions set forth in this First Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein and from the date of the Indenture; and every Holder of a Note heretofore or hereafter authenticated and delivered thereunder shall be bound hereto. All references in the Indenture or any other agreement, document or instrument delivered in connection with or pursuant to the Indenture shall be deemed to refer to the Indenture as amended by this First Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

SECTION 2.02. Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.03. Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture or the Indenture, as supplemented by this First Supplemental Indenture, limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in the Indenture by the TIA, the required provision shall control.

SECTION 2.04. Multiple Originals; Counterparts.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts together represent the same agreement.

SECTION 2.05. Effect of Headings.

The heading of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above

INDOSAT FINANCE COMPANY B.V.,
as Issuer

By:	/s/ Johnny Swandi Sjam
Name:	Johnny Swandi Sjam
Title:	Managing Director

PT INDOSAT TBK,
as Guarantor

By:	/s/ Hasnul Suhaimi
Name:	Hasnul Suhaimi
Title:	President Director

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Lim Chian Ing
Name:	Lim Chian Ing
Title:	Assistant Vice President